For Immediate Release                                                                                                                                                                                    Exhibit 99.1

HAMPDEN BANCORP, INC. REPORTS FIRST QUARTER RESULTS, ASSET GROWTH, STRONG CAPITAL, AND DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. October 28, 2008. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three months ended September 30, 2008.

Net income for the three months ended September 30, 2008 was $47,000, or $0.01 per fully diluted share, as compared to $521,000 for the same period in 2007. This decrease in net income was primarily the result of an increase in the provision for loan losses of $422,000 for the three months ended September 30, 2008 compared to the same period in 2007. The increase in the provision for loan losses is due to increases in loan delinquencies, growth in the loan portfolio, and general economic conditions. There was also an increase in non-interest expense for the three months ended September 30, 2008 which was primarily due to an increase in salary and employee benefit expenses, including expenses for the equity incentive plan of $257,000. For the three month period ended September 30, 2008, net interest income increased by $236,000 compared to the three month period ended September 30, 2007. Non-interest income, including net gains and losses on sales and write-downs of securities decreased by $13,000 compared to the three month period ended September 30, 2007. For the three month period ended September 30, 2008, there was a net loss on the sales and write-downs of investment securities, of $88,000. This included a charge for other than temporary impairment of $136,000 on the Company’s investments in AIG and Wachovia Bank.

The Company’s total assets increased by $7.7 million, or 1.4%, from $543.8 million at June 30, 2008 to $551.5 million at September 30, 2008. Net loans, including loans held for sale, increased $13.9 million, or 3.8%, to $374.6 million at September 30, 2008. A partial offset to this increase was a decrease in federal funds sold and other short-term investments of $8.1 million, or 28.6%, to $20.3 million at September 30, 2008. Also, securities available for sale decreased by $449,000, or 0.36%, to $123.4 million at September 30, 2008.

Non-accrual loans totaled $4.7 million, or 0.85% of total assets, at September 30, 2008 compared to $4.8 million, or 0.89% of total assets, at June 30, 2008. The decrease of $120,000 in non-accrual loans was mainly attributable to a charge-off of $510,000 for a commercial loan. Our loan portfolio has not been affected by loans to sub-prime borrowers since the Company has not historically originated loans to these customers.

Subsequent to September 30, 2008, the Company received a cash payment in the amount of $621,000 for a loan relationship that was classified as impaired as of September 30, 2008. The $621,000 reduced impaired loans by $364,000, and resulted in a $257,000 loan loss recovery. If the Company had received this payment by September 30, 2008, it would have adjusted our ratios to 1.16% non-performing loans to total loans, 0.79% non-performing assets to total assets, 83.78% allowance for loan losses to non-performing loans, and 0.97% allowance for loan losses to total loans as of September 30, 2008.

Deposits increased $12.1 million, or 3.6%, to $343.5 million at September 30, 2008 from $331.4 million at June 30, 2008. There were increases in money market accounts of $5.1 million, increases in savings accounts of $3.5 million, increases in NOW accounts of $3.2 million, increases in demand accounts of $224,000, and increases in time deposits of $73,000 from June 30, 2008 to September 30, 2008.

         Short-term borrowings, including repurchase agreements, increased $755,000, or 5.7%, to $14.0 million at September 30, 2008 from $13.2 million at June 30, 2008. Long-term debt decreased $6.1 million, or 6.3%, to $89.4 million at September 30, 2008 from $95.5 million at June 30, 2008.

The Company repurchased 87,009 shares of Company stock, at an average price of $10.41 per share, in the first quarter of fiscal 2009 to fund part of the Stock Repurchase Program announced in May 2008, contributed to an overall decrease in stockholders’ equity of $1.3 million, to $99.1 million at September 30, 2008, compared to $100.4 million at June 30, 2008. Our ratio of capital to total assets decreased to 18.0% as of September 30, 2008, from 18.5% as of June 30, 2008.

        According to Thomas R. Burton, President and CEO, “Due to the strength of Hampden Bank’s equity position, balance sheet growth in the first quarter was very strong with deposits and loans growing by $12.1 million and by $13.9 million, respectively.  However, the balance sheet growth was tempered by reduced operating income due to an increase in the provision for loan losses of $422,000 over the comparable quarter last year.  The increase in the provision was due to the general increase in the total loan portfolio and current economic factors.  The Bank was not directly affected by the government take-over of Fannie Mae or Freddie Mac, as it held no equity investments in either institution.”

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on November 26, 2008, to shareholders of record at the close of business on November 12, 2008.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has eight office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, Tower Square in downtown Springfield, and Indian Orchard. The Bank expects to open its second branch in Longmeadow, which will be its ninth branch, in December 2008. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	At September 30,	At June 30,
	2008	2008
Selected Financial Condition Data:	(unaudited)
	(In Thousands)
Total assets	$ 551,518	$ 543,832
Loans, net (a)	374,629	360,773
Securities	123,443	123,892
Deposits	343,517	331,441
Short-term borrowings, including repurchase agreements	13,978	13,223
Long-term debt	89,447	95,477
Total Stockholders' Equity	99,064	100,448
(a) Includes loans held for sale of $412,000 at September 30, 2008, and $895,000 at June 30, 2008.

	For The Three Months Ended September 30,
	2008	2007
	(unaudited)
Selected Operating Results:	(In thousands, except per share data)

Interest and dividend income, including fees	$ 7,110	$ 7,351
Interest expense	3,363	3,840
Net interest income	3,747	3,511
Provision for loan losses	504	82
Net interest income after provision for loan losses	3,243	3,429
Non-interest income	628	553
Gain (loss) on sales and write-downs of securities, net	(88)	-
Non-interest expense	3,714	3,276
Income before income tax expense	69	706
Income tax expense	22	185
Net income	$ 47	$ 521

Basic earnings per share	$ 0.01	$ 0.07
Basic weighted average shares outstanding	7,052,133	7,338,699

Diluted earnings per share	$ 0.01	$ 0.07
Diluted weighted average shares outstanding	7,089,559	7,338,699

	At September 30,	At June 30,
	2008	2008
Selected Ratios:	(unaudited)

Non-performing loans to total loans	1.25%	1.34%
Non-performing assets to total assets	0.85%	0.89%
Allowance for loan losses to non-performing loans	71.84%	71.56%
Allowance for loan losses to total loans	0.90%	0.96%